UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 4, 2013 (September 2, 2013)

MAGNUM HUNTER RESOURCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(Address of principal executive offices, including zip code)

(832) 369-6986
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2013, Williston Hunter, Inc. (“WHI”), a wholly-owned subsidiary of Magnum Hunter Resources Corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Oasis Petroleum of North America LLC (“Oasis”), a subsidiary of Oasis Petroleum, Inc. Pursuant to the Purchase and Sale Agreement, WHI agreed to sell, and Oasis agreed to purchase, WHI's non-operated working interest in certain oil and gas properties located in Burke County, North Dakota, consisting of a non-operated working interest in approximately 51,495 gross (14,500 net) leasehold acres (the "ND Properties"). The ND Properties currently account for approximately 120 BOE of average daily production, net to the ownership interest to be sold to Oasis. Under the Purchase and Sale Agreement, the purchase price for the ND Properties is $32.5 million in cash (the “Purchase Price”). The Purchase Price is subject to customary adjustments as described in the Purchase and Sale Agreement.
The Purchase and Sale Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto, and the closing of the transaction contemplated by the Purchase and Sale Agreement is subject to the satisfaction of certain customary closing conditions as described therein.
The sale and purchase of the ND Properties pursuant to the Purchase and Sale Agreement is expected to close on or before September 27, 2013, and will be effective as of July 1, 2013. Pursuant to the Purchase and Sale Agreement, on September 3, 2013, Oasis paid a $3.25 million performance deposit to WHI, which will be applied to the Purchase Price at closing or released to WHI or Oasis, as the case may be, if closing fails to occur and either WHI or Oasis terminates the Purchase and Sale Agreement in accordance with the terms thereof.
The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase and Sale Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 8.01.	Other Events.

In May 2011, Magnum Hunter Production, Inc. (“MHP”), a wholly-owned subsidiary of the Company, entered into an Exploration Option Agreement with RedStar Gold Corp., a Canadian corporation whose common stock is listed on the Toronto Stock Exchange (Venture) (“RedStar”), pursuant to which MHP granted RedStar the right to conduct mineral exploration activities on, and to acquire all of MHP's rights in, certain fee lands and State of Alaska mining claims located on the Shumagin property on Unga Island, Alaska (the “Alaska Properties”). The Company acquired the Alaska Properties as part of its acquisition of NGAS Resources, Inc. in April 2011. In August 2013, RedStar paid to MHP the final installment of the purchase price owed to MHP for RedStar's exercise of its right to acquire the Alaska Properties. In consideration for its sale of the Alaska Properties to RedStar, MHP received a total purchase price of (i) an aggregate of approximately $2.4 million in cash and (ii) an aggregate of approximately 2.6 million shares of common stock of RedStar, valued at approximately $367,000, based on the closing price of the common stock of RedStar on the Toronto Stock Exchange (Venture) on August 30, 2013.

Item 9.01.	Financial Statements and Exhibits. .

(d)    Exhibits

Exhibit No.	Description
2.1	Purchase and Sale Agreement, dated as of September 2, 2013, between Williston Hunter, Inc. and Oasis Petroleum of North America LLC *

*Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Purchase and Sale Agreement have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: September 4, 2013	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Purchase and Sale Agreement, dated as of September 2, 2013, between Williston Hunter, Inc. and Oasis Petroleum of North America LLC *

*Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Purchase and Sale Agreement have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.